Exhibit 99.1

BeiGene Appoints Eric Hedrick, M.D. as Interim Chief Medical Officer

WALTHAM, Mass, April 11, 2016, BeiGene, Ltd. (NASDAQ: BGNE) (“BeiGene”), a clinical-stage biopharmaceutical company focused on developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that Eric Hedrick, M.D. has been appointed Interim Chief Medical Officer.  Dr. RuiRong Yuan, Chief Medical Officer, will leave BeiGene.

Eric Hedrick, M.D. has served as a clinical advisor to BeiGene since June 2015. He was previously Chief Medical Officer at Epizyme, and Vice President of Oncology Development and Interim Chief Medical Officer at Pharmacyclics, where he was involved in the development of ibrutinib, the BTK inhibitor currently approved for treatment of chronic lymphocytic leukemia, mantle cell lymphoma, and Waldenström’s macroglobulinemia. Previously, Dr. Hedrick was a Group Medical Director at Genentech and an Attending Physician on the Hematology Service at Memorial Sloan-Kettering Cancer Center. He has an M.D. from University of Maryland School of Medicine.

“On behalf of the team here at BeiGene I would like to thank Rui for her contributions to the development of our clinical programs and in establishing a solid foundation upon which to build our growing global development organization. We wish her every success in the future,” said John V. Oyler, Chief Executive Officer of BeiGene.

John V. Oyler continued, “We have a number of key clinical milestones ahead of us including the start of our registration program for our BTK inhibitor BGB-3111 as well as additional combination trials, and we are on track to report data on each of our clinical candidates this year. Eric’s significant expertise in oncology and hematology and highly relevant prior experiences in the industry make him the ideal choice to oversee and drive our pipeline forward”.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 200 scientists, clinicians and staff in China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and a lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated development and regulatory milestones and plans related to BeiGene’s product candidates and clinical trials, including commencing registration and combination trials, and providing data readouts and updates for its clinical candidates.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates, the clinical results for its drug candidates, which may not support further development, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success, BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs, BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials, BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com